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                                                                 EXHIBIT 4.20(b)



                               FOURTH AMENDMENT TO
                         RECEIVABLES PURCHASE AGREEMENT


         THIS FOURTH AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT, dated as of August 16, 2000 (this "Amendment"), is entered into between GAYLORD CONTAINER CORPORATION, a Delaware corporation ("Gaylord"), as Seller and GAYLORD RECEIVABLES CORPORATION, a Delaware corporation ("GRC"), as Purchaser.

                                    RECITALS:

         WHEREAS, GRC and Gaylord are parties to the Receivables Purchase Agreement dated as of September 24, 1993, as amended prior to the date hereof (as so amended, the "Agreement"); and

         WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Defined Terms. Capitalized terms used but not defined herein have the meaning set forth in Appendix A to the Agreement.

         2. Section 8.2(d) of the Agreement is hereby amended and restated in its entirety as follows:

                  (d) The agreement of the Seller to sell Receivables hereunder, and the agreement of GRC to purchase Receivables from the Seller hereunder, shall terminate automatically on the occurrence of the Liquidation Commencement Date unless the Seller elects to continue to sell Receivables to GRC pursuant to Section 1.2(c); provided that, notwithstanding the foregoing, if, at any time prior to the Liquidation Commencement Date, a Liquidation Event occurs pursuant to Section 9.01(d) of the Pooling and Servicing Agreement as a result of an involuntary bankruptcy proceeding being filed against the Seller, then, notwithstanding anything to the contrary in such Section 9.01(d) or in the definition of "Liquidation Commencement Date," on and after the day on which such an involuntary bankruptcy proceeding is filed, GRC shall cease to purchase Receivables and Related Assets from the Seller and to transfer Receivables and Related Transferred Assets to the Trust; and provided further that GRC may resume such purchases and transfers if, within ten days after any such filing, (i) GRC or the Seller shall have obtained an order from the court conducting such involuntary bankruptcy proceeding (A) authorizing the Seller to continue to make sales of Receivables and Related Assets to GRC and (B) confirming that such sales, and any security interest related thereto, will not be voidable as a postpetition transaction under Section 549



                                                             Fourth Amendment to
                                                  Receivables Purchase Agreement


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         of the Bankruptcy Code (or any other equivalent provision of law) and
         (ii) counsel to the Seller and to GRC shall have reaffirmed the conclusions in the opinions delivered pursuant to Section 4.1(j)(i) which reaffirmation shall be reasonably acceptable to the Seller, GRC, the Trustee and S&P.

         3. The definitions of "Class A-RI Certificate" and "Discount Rate Reserve" set forth in Appendix A to the Agreement are hereby amended and restated in their entirety as follows:

                  "Class A-RI Certificate" means each Revolving Certificate which is designated as such and which represents a right to receive a variable principal amount, bears interest at a Class A-RI Certificate Rate, is executed by GRC and authenticated by or on behalf of the Trustee, and is substantially in the form of an exhibit to the Supplemental Issuance Agreement pursuant to which such series of Revolving Certificates is issued.

                  "Discount Rate Reserve" means, at any time, an amount equal to the sum of (in each case, without duplication):

                  (a) (i) the accrued and unpaid Carrying Costs as set forth in the then-effective Settlement Statement, plus (ii) the amount of Carrying Costs (other than Servicing Fees) that will, or are estimated to, have accrued by the next Settlement Date, as set forth in the then-effective Settlement Statement, plus

                  (b) the Servicing Fee Reserve, as set forth in the then effective Settlement Statement, plus

                  (c) an amount equal to (i) the Investor Invested Amount, times
         (ii) the weighted average of the interest rates per annum applicable to each series of Investor Certificates, in the case of each of the foregoing, as of the most recent Cut-Off Date times (iii) 25.0%, minus

                  (d) the portion of the aggregate balance in the Master Collection Account that is allocated to the Carrying Cost Account as of such time.

         4. The definition of "Excess Concentration Balance" set forth in Appendix A to the Agreement is hereby amended by replacing clause (d) thereof with the following:

                  (d) 3% for any one (1) other Obligor and 2% for each other Obligor that, in each case, is not an Obligor provided in clauses (a),
         (b) or (c) above.

         5. Each of the following definitions is hereby added, alphabetically, to Appendix A to the Agreement:

                  "Average Days Sales Outstanding" means any period (expressed in a number of days) calculated as: (i) the average of the aggregate Unpaid Balance of all Receivables as of the

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                                                  Receivables Purchase Agreement


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         applicable Cut-Off Date for each of the three immediately preceding
         Calculation Periods, multiplied by (ii) 91, divided by (iii) the aggregate amount of invoices giving rise to Receivables generated during the immediately preceding three Calculation Periods.

                  "Average Dilution Ratio" means, for any three consecutive Calculation Periods, a ratio equal to the sum of the Dilution Ratios shown on the Settlement Statement for each such Calculation Period divided by 3.

                  "Authenticating Agent" means the Trustee or any other authenticating agent appointed by the Trustee pursuant to Section 6.11(a) of the Pooling and Servicing Agreement.

                  "Series Fee Amount" means, (i) for Series 2000-1 A-RI Certificates, the aggregate amount of fees set forth in the Collateral Agent Fee Letter and the Facility Agent Fee Letter (as each such term is defined in the Amended and Restated Credit Agreement entered into in connection with Series 2000-1 Certificates), and (ii) for any other series of Certificates, the amount of regularly scheduled monthly or annual fees payable to the Trustee, or any agent for direct or indirect investors in, or lenders secured by, such Certificates pursuant to this Agreement, the applicable Supplemental Issuance Agreement or any related agreement; it being understood that extraordinary fees, expenses or indemnity obligations are not included in the Series Fee Amount but may be included in Accrued Carrying Costs.

                  "Series Majority Investors" means, with respect to any series of Investor Certificates, the Holders of such series of Investor Certificates that evidence an aggregate principal amount of more than 50% of the aggregate outstanding principal amount of such series of the Investor Certificates.

                  "Servicing Fee Base Amount", with respect to any Settlement Date, the portion of the Carrying Cost Reserve that would be attributable to the Servicing Fees if the Servicing Fees for any Calculation Period were equal to one-twelfth of the product of (a) 2.0% and (b) the aggregate Unpaid Balance of the Receivables measured on the first Business Day of the most recently ended Calculation Period.

                  "Servicing Fee Excess" means, for any Calculation Period, the excess (if any) of (x) Servicing Fee for such period over (y) the Servicing Fee Base Amount for such period.

                  "Servicing Fee Reserve" means, Servicing Fees that will, or are estimated to, have accrued by the Specified Date.

                  "Specified Date" means, with respect to any date of determination, the date following the date of such determination that is 2 times the Average Days Sales Outstanding as shown in the then most recent Settlement Statement.


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                                                  Receivables Purchase Agreement


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         6. Representations and Warranties. Each of GRC and Gaylord hereby represents and warrants as follows: The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment and the Agreement, as amended hereby, are within its corporate powers and have been duly authorized by all necessary corporate action on its part. The Agreement (as amended hereby) is its valid and legally binding obligations, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         7. Effect of Amendment. All provisions of the Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to this Agreement shall be deemed to be references to this Agreement as amended hereby.

         8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

         9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

         10. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.


                            [SIGNATURE PAGES FOLLOW]


                                                             Fourth Amendment to
                                                  Receivables Purchase Agreement

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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                            GAYLORD CONTAINER CORPORATION,
                                            as the Seller



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            GAYLORD RECEIVABLES CORPORATION,
                                              as the Purchaser


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:



                                 4th Amendment to Receivables Purchase Agreement


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